                                                                     Exhibit 2.3





                         Report of Independent Auditors


The Board of Directors
Cytovia, Inc.

We have audited the accompanying balance sheets of Cytovia, Inc. (a development stage company) as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999 and the periods from January 9, 1998 (inception) through December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cytovia, Inc. (a development stage company) at December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and the periods from January 9, 1998 (inception) through December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.



                                                 /s/ Ernst & Young LLP

March 24, 2000

                                  Cytovia, Inc.
                          (a development stage company)

                                 Balance Sheets


                                                                                   DECEMBER 31,
                                                                               1999             1998
                                                                       ------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                            $     3,599,574    $     722,142
   Short-term investments, available-for-sale                                   495,940        6,641,330
   Prepaid expenses and other current assets                                     52,652           84,927
                                                                       ------------------------------------
Total current assets                                                          4,148,166        7,448,399

Property and equipment, net                                                   1,759,026        1,234,905
Deposits and other assets                                                        56,324           56,218
                                                                       ------------------------------------
Total assets                                                            $     5,963,516    $   8,739,522
                                                                       ====================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                     $       158,907    $      46,284
   Accrued liabilities                                                          201,085          498,533
   Accrued license fees                                                         950,000                -
   Current portion of capital lease obligations                                 280,614          137,581
                                                                       ------------------------------------
Total current liabilities                                                     1,590,606          682,398

Capital lease obligations - less current portion                                820,332          581,961
Deferred rent                                                                   139,899           41,293
Other long-term liabilities                                                      16,557                -

Stockholders' equity:
   Series A convertible preferred stock - $.001 par value; 1,084,860 shares authorized, issued and outstanding at December 31, 1999 and 1998;
     liquidation preference - $10,100,047 at December 31,
     1999                                                                         1,085            1,085
   Series A1 convertible preferred stock - $.001 par value; 450,000 shares authorized, 450,000 and none issued and outstanding at
     December 31, 1999 and 1998, respectively                                       450                -
   Series A2 convertible preferred stock - $.001 par value; 558,660 shares authorized, 558,660 and none issued and outstanding at
     December 31, 1999 and 1998, respectively; liquidation
     preference - $3,000,004 at December 31, 1999                                   559                -
   Series B convertible preferred stock - $.001 par value; 150,000 shares authorized, 124,301 issued and outstanding at December 31, 1999 and
     1998; liquidation preference - $2,000,003 at December
     31, 1999                                                                       124              124
   Common stock - $.001 par value; 10,000,000 shares authorized,
     393,079 and 829,000 issued and outstanding at December 31, 1999
     and 1998, respectively                                                         393              829
   Additional paid-in capital                                                15,101,807       12,098,012
   Accumulated other comprehensive income (loss)                                 (5,388)          79,218
   Deficit accumulated during the development stage                         (11,702,908)      (4,745,398)
                                                                       ------------------------------------
Total stockholders' equity                                                    3,396,122        7,433,870
                                                                       ------------------------------------
Total liabilities and stockholders' equity                              $     5,963,516    $   8,739,522
                                                                       ====================================


SEE ACCOMPANYING NOTES.

                                  Cytovia, Inc.
                          (a development stage company)

                            Statements of Operations


                                                                           PERIODS FROM JANUARY 9, 1998
                                                         YEAR ENDED            (INCEPTION) THROUGH
                                                        DECEMBER 31,                DECEMBER 31,
                                                            1999              1998              1999
                                                     -------------------------------------------------------
Operating expenses:
   Research and development                           $     5,249,503   $     3,939,979   $      9,189,482
   General and administrative                               1,859,205         1,037,199          2,896,404
                                                     -------------------------------------------------------
Total operating expenses                                    7,108,708         4,977,178         12,085,886
                                                     -------------------------------------------------------

Loss from operations                                       (7,108,708)       (4,977,178)       (12,085,886)

Other income (expense):
   Interest income                                            283,695           252,421            536,116
   Interest expense                                          (132,497)          (20,641)          (153,138)
                                                     -------------------------------------------------------
Net loss                                              $    (6,957,510)  $    (4,745,398)  $    (11,702,908)
                                                     =======================================================


SEE ACCOMPANYING NOTES.

                                  Cytovia, Inc.
                          (a development stage company)

                        Statement of Stockholders' Equity



                                                         CONVERTIBLE
                                                       PREFERRED STOCK                   COMMON STOCK
                                               -----------------------------------------------------------------
                                                   SHARES          AMOUNT           SHARES          AMOUNT
                                               -----------------------------------------------------------------
   Common stock issued upon incorporation                   -   $         -          829,000      $      829
   Issuance of Series A preferred stock at
     $9.31 per share for cash in March 1998         1,084,860         1,085                -               -
   Issuance of Series B preferred stock at
     $16.09 per share for cash in May 1998            124,301           124                -               -
   Net loss                                                 -             -                -               -
   Unrealized gain on short-term investments                -             -                -               -

   Comprehensive loss                                       -             -                -               -
                                               =================================================================
Balance at December 31, 1998                        1,209,161         1,209          829,000             829
   Issuance of common stock for services                    -             -            2,000               2
   Conversion of common stock to Series A1
     preferred stock                                  450,000           450         (440,000)           (440)
   Exercise of stock options                                -             -            2,079               2
   Issuance of Series A2 preferred stock at
     $5.37 per share for cash in December 1999
                                                      558,660           559                -               -
   Issuance of stock options to consultants                 -             -                -               -
   Net loss                                                 -             -                -               -
   Unrealized loss on short-term investments                -             -                -               -

   Comprehensive loss
                                               =================================================================
Balance at December 31, 1999                        2,217,821   $     2,218          393,079      $      393
                                               =================================================================




                                                     ADDITIONAL        OTHER                          TOTAL
                                                      PAID-IN      COMPREHENSIVE   ACCUMULATED    STOCKHOLDERS'
                                                      CAPITAL      INCOME (LOSS)     DEFICIT          EQUITY
                                                   ---------------------------------------------------------------
   Common stock issued upon incorporation            $       (829)   $         -   $          -     $          -
   Issuance of Series A preferred stock at
     $9.31 per share for cash in March 1998            10,098,962              -              -       10,100,047
   Issuance of Series B preferred stock at
     $16.09 per share for cash in May 1998              1,999,879              -              -        2,000,003
   Net loss                                                     -              -     (4,745,398)      (4,745,398)
   Unrealized gain on short-term investments                    -         79,218              -           79,218
                                                                                                  -----------------
   Comprehensive loss                                           -              -              -       (4,666,180)
                                                    ===============================================================
Balance at December 31, 1998                           12,098,012         79,218     (4,745,398)       7,433,870
   Issuance of common stock for services                    1,598              -              -            1,600
   Conversion of common stock to Series A1
     preferred stock                                          (10)             -              -                -
   Exercise of stock options                                  518              -              -              520
   Issuance of Series A2 preferred stock at
     $5.37 per share for cash in December 1999          3,001,056              -              -        3,001,615
   Issuance of stock options to consultants                   633              -              -              633
   Net loss                                                     -              -     (6,957,510)      (6,957,510)
   Unrealized loss on short-term investments                    -        (84,606)                        (84,606)
                                                                                                  -----------------
   Comprehensive loss                                                                                 (7,042,116)
                                                    ===============================================================
Balance at December 31, 1999                         $ 15,101,807    $    (5,388)  $(11,702,908)    $  3,396,122
                                                    ===============================================================


SEE ACCOMPANYING NOTES.

                                  Cytovia, Inc.
                          (a development stage company)

                            Statements of Cash Flows


                                                                           PERIODS FROM JANUARY 9, 1998
                                                          YEAR ENDED            (INCEPTION) THROUGH
                                                         DECEMBER 31,              DECEMBER 31,
                                                             1999             1998              1999
                                                      ------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                  $ (6,957,510)     $ (4,745,398)   $ (11,702,908)
Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation and amortization                               416,444            42,051          458,495
   Deferred rent                                                98,606            41,293          139,899
   Amortization of deferred compensation                         2,233                 -            2,233
   Accrued license fee                                         950,000                 -          950,000
   Changes in operating assets and liabilities:
     Prepaid expenses and other current assets                  32,275           (84,927)         (52,652)
     Deposits and other assets                                    (106)          (56,218)         (56,324)
     Accounts payable                                          112,623            46,284          158,907
     Accrued liabilities                                      (297,448)          498,533          201,085
     Other long-term liabilities                                16,557                 -           16,557
                                                      ------------------------------------------------------
Net cash used in operating activities                       (5,626,326)       (4,258,382)      (9,884,708)
                                                      ------------------------------------------------------

INVESTING ACTIVITIES
Purchase of property and equipment                            (940,565)       (1,276,956)      (2,217,521)
Purchase of short-term investments                          (2,325,000)      (15,825,860)     (18,150,860)
Proceeds from sale and maturities of short-term
   investments                                               8,385,784         9,263,748       17,649,532
                                                      ------------------------------------------------------
Net cash provided by (used in) investing activities          5,120,219        (7,839,068)      (2,718,849)
                                                      ------------------------------------------------------

FINANCING ACTIVITIES
Repayment of capital lease obligations                        (208,479)          (11,109)        (219,588)
Proceeds from capital lease obligations                        589,883           730,651        1,320,534
Proceeds from sale of Series A preferred stock                       -        10,100,047       10,100,047
Proceeds from sale of Series A2 preferred stock              3,001,615                 -        3,001,615
Proceeds from sale of Series B preferred stock                       -         2,000,003        2,000,003
Proceeds from sale of common stock                                 520                 -              520
                                                      ------------------------------------------------------
Net cash provided by financing activities                    3,383,539        12,819,592       16,203,131
                                                      ------------------------------------------------------

Net increase in cash and cash equivalents                    2,877,432           722,142        3,599,574
Cash and cash equivalents at beginning of period               722,142                 -                -
                                                      ------------------------------------------------------
Cash and cash equivalents at end of period                $  3,599,574      $    722,142    $   3,599,574
                                                      ======================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
                                                      ------------------------------------------------------
Interest paid                                             $    132,079      $     20,641    $     152,720
                                                      ------------------------------------------------------
Conversion of common stock to Series A1
   preferred stock                                        $        450      $          -    $         450
                                                      ======================================================


SEE ACCOMPANYING NOTES.

                                  Cytovia, Inc.
                          (a development stage company)

                          Notes to Financial Statements

                                December 31, 1999


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

Cytovia, Inc. (the "Company") was formed out of a general partnership in December 1997 between CoCensys, Inc. and a founding partner. On January 9, 1998 the general partnership was dissolved and the Company was incorporated.

Cytovia, Inc. is focused on discovering and developing small-molecule therapeutics that modulate key cellular signal pathways involved in programmed cell death, also known as apoptosis. Cytovia has developed a proprietary whole cell screening technology to screen compound libraries and already has uncovered several classes of novel small molecule drug compounds for the treatment of a wide range of diseases including drug resistant cancers, myocardial infarction, stroke, liver failure and other degenerative diseases.

CASH, CASH EQUIVALENTS, AND SHORT-TERM INVESTMENTS

The Company considers instruments purchased with an original maturity of three months or less to be cash equivalents. Short-term investments consist of highly liquid debt instruments. Management has classified the Company's short-term investments as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives, generally three to ten years. Maintenance and repair costs are charged to expense as incurred.

                                  Cytovia, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACCOUNTING STANDARD ON IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the Company regularly evaluates its long-lived assets for indicators of possible impairment and records impairment losses when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying amounts. While the Company's current and historical operating and cash flow losses are indicators of impairment, the Company believes the future cash flows to be received from the long-lived assets will exceed the assets' carrying value, and accordingly the Company has not recognized any impairment losses through December 31, 1999.

STOCK-BASED COMPENSATION

As permitted by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, ("APB 25") and related Interpretations in accounting for its employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. Options issued to non-employees are recorded at their fair value in accordance with SFAS No. 123 and EITF 96-18 and recognized over the related service period.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  Cytovia, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME

In accordance with SFAS No. 130, REPORTING COMPREHENSIVE INCOME, all components of comprehensive income (loss), including net income (loss), are reported in the financial statements in the period in which they are recognized.

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including unrealized gains and losses on investments, are reported, net of their related tax effect, to arrive at comprehensive income (loss).

2.  SHORT-TERM INVESTMENTS

The following is a summary of available-for-sale securities as of December 31, 1999:


                                                                   UNREALIZED
                                                                    LOSS ON
                                                 ESTIMATED         SHORT-TERM
                                COST             FAIR VALUE        INVESTMENTS
                          -----------------------------------------------------
U.S. treasury notes              $501,328         $495,940            $5,388
                          -----------------------------------------------------
                                 $501,328         $495,940            $5,388
                          =====================================================


The following is a summary of available-for-sale securities as of December 31, 1998:


                                                                              UNREALIZED
                                                                                GAIN ON
                                                           ESTIMATED          SHORT-TERM
                                            COST           FAIR VALUE         INVESTMENTS
                                      -----------------------------------------------------
Mortgage backed securities                 $2,625,000       $2,625,000         $       -
U.S. treasury notes                         2,989,336        3,030,780            41,444
U.S. government obligations                   947,776          985,550            37,774
                                      -----------------------------------------------------
                                           $6,562,112       $6,641,330         $  79,218
                                      =====================================================


As of December 31, 1999, all of the available-for-sale securities have a maturity of less than one year.

                                  Cytovia, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)


3.  PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:


                                                            1999             1998
                                                     ------------------------------------
Scientific equipment                                   $     950,795     $     652,642
Computer and office equipment                                779,598           184,237
Leasehold improvements                                       487,128           440,077
                                                     ------------------------------------
                                                           2,217,521         1,276,956
Less accumulated depreciation and amortization              (458,495)          (42,051)
                                                     ------------------------------------
                                                       $   1,759,026     $   1,234,905
                                                     ====================================


Depreciation and amortization amounted to $416,444 and $42,051 for the year ended December 31, 1999 and the period from January 9, 1998 (inception) through December 31, 1998, respectively. Depreciation and amortization expense amounted to $458,495 for the period from January 9, 1998 (inception) through December 31, 1999.

4.  STOCKHOLDERS' EQUITY

At December 31, 1999, convertible preferred stock authorized and outstanding is as follows:


                            SHARES              SHARES            LIQUIDATION
                          AUTHORIZED          OUTSTANDING            VALUE
                       ---------------------------------------------------------
    Series A                 1,084,860          1,084,860         $10,100,047
    Series A2                  558,660            558,660           3,000,004
    Series B                   150,000            124,301           2,000,003
                       ---------------------------------------------------------
                             1,793,520          1,767,821         $15,100,054
                       =========================================================


                                  Cytovia, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)


4.  STOCKHOLDERS' EQUITY (CONTINUED)

In the event of a liquidation of the Company, preferred stockholders are entitled to a liquidation preference of $9.31 per share for Series A, $5.37 per share for Series A2 and $16.09 per share for Series B, plus any declared and unpaid dividends as such shares. After distribution to the Series A, A2 and B preferred stockholders, the remaining assets of the Company shall be distributed to the holders of Series A1 preferred and holders of common stock in proportion to the number of shares of Series A1 preferred and common stock then held.

In April 1999, the Board of Directors of the Company approved a 2-for-1 stock split of the common stock of the Company. All amounts have been restated to reflect this split as if it had occurred at the inception of the Company.

In March 1998, the Company issued 1,084,860 shares of Series A convertible preferred stock for $9.31 per share with gross proceeds to the Company of $10,100,047.

In July 1998, the Company issued 124,301 shares of Series B convertible preferred stock for $16.09 per share with gross proceeds to the Company of $2,000,003.

In May 1999, CoCensys, Inc., converted its 440,000 shares of common stock in the Company to 450,000 shares of Series A1 convertible preferred stock. As consideration for the conversion, the companies renegotiated a license agreement in effect between them. Originally, the license agreement called for CoCensys to receive 50% of amounts received by the Company for licensing rights under the agreement to products which treat central nervous systems (CNS) disorders, and 12% of amounts received for licensing rights under the agreement to products which treat other indications. In exchange for the conversion, this agreement was amended so that CoCensys would receive 15% of amounts received by the Company for licensing rights to any products under the agreement regardless of indication.

In December 1999, the Company issued 558,660 shares of Series A2 convertible preferred stock for $5.37 per share with gross proceeds to the Company of $3,001,615.

                                  Cytovia, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)


4.  STOCKHOLDERS' EQUITY (CONTINUED)

Each share of convertible preferred stock is convertible at any time, at the option of the holder, into common stock, on a one-to-one basis, adjusted for stock splits and subject to certain antidilution adjustments. In addition, there is mandatory conversion of each series of convertible preferred stock upon consummation of an initial public offering of common stock with aggregate gross proceeds to the Company in excess of $15 million and a share price which equals two and one-half times the purchase price per share. Each series of convertible preferred stock is also convertible upon a vote of majority of the holders of the outstanding shares of that series of convertible preferred stock.

WARRANTS

As of December 31, 1999 and 1998, the Company had outstanding warrants to purchase 4,972 and 3,418 shares of Series B preferred stock at a price of $16.09 per share.

The warrants are exercisable until August 6, 2005 or 3 years after closing of an initial public offering, whichever is longer.

STOCK OPTION PLAN

In March 1998, the Company adopted the 1998 Equity Incentive Plan (the "Plan") which provides for the grant of incentive and nonstatutory stock options and other cash and stock based awards to employees, directors or consultants of the Company. The Plan authorizes the Company to issue up to 457,688 shares of common stock as amended. The Plan provides that incentive stock options will be granted at no less than the fair value of the Company's common stock as determined by the board of directors at the date of the grant. The options generally vest and become exercisable over a period of four years.

Options expire no more than ten years after the date of grant, or earlier if the employment terminates.

                                  Cytovia, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)


4.  STOCKHOLDERS' EQUITY (CONTINUED)

The following table summarizes stock option activity:


                                               NUMBER OF           WEIGHTED-AVERAGE
                                                SHARES              EXERCISE PRICE
                                           --------------------------------------------
   Granted                                          292,556             $.25
   Cancelled                                         (3,222)            $.25
                                           -------------------
Balance at December 31, 1998                        289,334             $.25
   Granted                                          131,300             $.80
   Cancelled                                        (11,817)            $.43
                                           -------------------
Balance at December 31, 1999                        408,817             $.50
                                           ===================


As of December 31, 1999, options to purchase 123,641 shares are exercisable and 48,871 shares are available for future grant under the Plan. As of December 31, 1999, the weighted-average remaining contractual life was approximately 9.07 years.

Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions for 1999 and 1998: risk-free interest rate of 5.5%; no annual dividends; and an expected option life of four years. The weighted-average fair value of the options granted during 1999 and 1998 was $.80 and $.11, respectively. The effect of applying the minimum value method of SFAS No. 123 to options granted in 1999 and 1998 did not result in a pro forma net loss that is materially different from the amount reported. Accordingly, such pro forma information is not presented herein.

                                  Cytovia, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)


4.  STOCKHOLDERS' EQUITY (CONTINUED)

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

Common stock reserved for future issuance consists of the following:


                                                                                   DECEMBER 31,
                                                                              1999             1998
                                                                     ------------------------------------
 Conversion of Series A Preferred stock                                     2,169,720        2,169,720
 Conversion of Series A1 Preferred Stock                                      450,000                -
 Conversion of Series A2 Preferred Stock                                      558,660                -
 Conversion of Series B Preferred stock                                       300,000          300,000
 Stock options                                                                457,688          356,888
 Warrants                                                                       9,944            6,836
                                                                     ------------------------------------
                                                                            3,946,012        2,833,444
                                                                     ====================================


5.  RESEARCH AND DEVELOPMENT COLLABORATIONS

AURORA BIOSCIENCES, INC.

In July 1998, the Company entered into a Collaboration Agreement (the "Agreement") with Aurora Biosciences, Inc. ("Aurora"). During the two-year term of the Agreement, the companies agreed to enter into a screening collaboration in which Aurora will screen compounds for the Company utilizing its high-throughput screening technology with assays developed by the Company. Cytovia can access compounds currently in Aurora's compound libraries or can elect to use compounds purchased from other sources in completing the screens. During the term of the Agreement, Cytovia is to pay Aurora a total of $2,000,000 for screening services. As of December 31, 1999 and 1998, a total of $1,500,000 and $500,000, respectively, has been paid to Aurora and expensed under the terms of the Agreement. Aurora purchased 124,301 shares of Series B convertible preferred stock in connection with the Agreement.

The Agreement also provides for the future payment of certain milestones and royalties to Aurora should any of the compounds discovered through the screening collaboration continue through the development process.

                                  Cytovia, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)


5.  RESEARCH AND DEVELOPMENT COLLABORATIONS (CONTINUED)

OTHER COLLABORATIVE RELATIONSHIPS

In January 1998, the Company signed a License and Development Agreement
(the "Agreement") with a collaborative partner. The Company licensed technology developed by the partner to measure the activity of caspases and other enzymes involved in apoptosis or programmed cell death. The Agreement gives the Company exclusive rights to commercially develop the technology for the commercial sector and allows for sublicensing of the technology by the Company. Any revenues derived from sublicensing or sales of products developed using the technology would result in royalty and milestone payments to the partner. In exchange for this license, the Company agreed to pay $2,000,000 over the life of the contract of which $1,000,000 related to 1999.

Prior to the end of the Agreement, the Company determined that the collaborative partner was in breach of their responsibilities as outlined in the contract resulting in a notice of constructive breach being sent by the Company. Prior to that time, a total of $750,000 had been paid for the technology covered under the Agreement. An additional amount of $250,000 due under the Agreement in 1998 and $1,000,000 due in 1999 has not been paid. During 1999, the parties to the agreement entered into litigation to determine the responsibilities and obligations of each party. In January 2000, an out of court settlement was reached. The settlement calls for Cytovia to pay a total of $950,000 to the party in settlement of all claims. The amount is payable throughout the course of 2000 and has been accrued for as of December 31, 1999.

6.  RELATED PARTY TRANSACTIONS

From the Company's inception through October 31, 1998, Cytovia occupied a portion of CoCensys' facilities and utilized a portion of CoCensys' staff and infrastructure. During that period, a total of $1,125,316 was paid to CoCensys for reimbursement of costs incurred on Cytovia's behalf as well as payments for use of CoCensys' facilities, staff, and equipment. As of December 31, 1999 and 1998, no amounts were payable to CoCensys.

                                  Cytovia, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)


7.  LEASE COMMITMENTS

The Company leases its facilities and certain equipment under operating lease agreements that expire at various dates through 2004. The minimum annual rents are subject to specified annual rental increases. Rent expense was $521,641 and $188,658 for the years ended December 31, 1999 and 1998, respectively. Rent expense for the period from January 9, 1998 (inception) through December 31, 1999 was $710,299.

The Company leases certain equipment under capital lease obligations. Included in property and equipment are capital leases with an original purchase price of $1,320,534 and $781,830 as of December 31, 1999 and 1998, respectively.

Annual future minimum obligations for operating and capital leases are as follows:


                                                              OPERATING        CAPITAL LEASE
YEAR ENDING DECEMBER 31:                                        LEASES          OBLIGATIONS
                                                          -------------------------------------
2000                                                        $     559,216        $  406,477
2001                                                              572,414           399,458
2002                                                              579,146           371,565
2003                                                              596,524           190,482
2004                                                              614,420                 -
Thereafter                                                      2,109,682                 -
                                                          -------------------------------------
Total minimum lease payments                                $   5,031,402         1,367,982
                                                          ===================
Less amount representing interest                                                  (267,036)
                                                                            -------------------
Present value of future minimum capital lease
   obligations                                                                    1,100,946
Less amounts due in one year                                                       (280,614)
                                                                            -------------------
Long-term portion of capital lease obligations                                   $  820,332
                                                                            ===================


As of December 31, 1999, the Company has approximately $264,495 of available funding under equipment lease lines.

                                  Cytovia, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)


8.  INCOME TAXES

At December 31, 1999, the Company has federal and state tax net operating loss carryforwards of approximately $9,855,000 and $2,470,000, respectively. The federal and state tax loss carryforwards will begin to expire in 2006, unless previously utilized. The Company also has federal and state research and development tax credit carryforwards of approximately $499,000 and $274,000, respectively, which will begin to expire in 2018, unless previously utilized.

Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period. However, the Company does not believe such limitations will have a material impact upon the utilization of these carryforwards.

Significant components of the Company's deferred tax assets as of December 31, 1999 are shown below. A valuation allowance of $5,149,000 has been recognized as realization of such assets is uncertain.


                                                                                   DECEMBER 31,
                                                                            1999                 1998
                                                                     --------------------------------------
Deferred tax assets:
   Net operating loss carryforwards                                   $     3,493,000    $     1,568,000
   Research and development credits                                           677,000                  -
   Capitalized research and development                                       438,000                  -
   Other, net                                                                 541,000            382,000
                                                                     --------------------------------------
Total deferred tax assets                                                   5,149,000          1,950,000
Valuation allowance                                                        (5,149,000)        (1,950,000)

Net deferred tax assets                                               $             -    $             -
                                                                     ======================================
